Exhibit 99.1

For Immediate Release:

June 15, 2010

Media Contact:	Investor Contact:
John Lacey	Patrick Flanigan
617.768.6690	617.768.6563
john.lacey@genzyme.com	patrick.flanigan@genzyme.com

Genzyme Prices Private Senior Notes Offerings

Proceeds Will Support Stock Repurchase Plan

CAMBRIDGE, Mass.—Genzyme Corporation (NASDAQ: GENZ) announced today that it priced private offerings for $1 billion in senior notes.  The net proceeds from these offerings will be used to repurchase the first tranche of the previously announced $2 billion stock buyback plan. The stock repurchase is part of the company’s plan to increase shareholder value.

The company intends to offer $500 million aggregate principal amount of 3.625% senior notes due 2015, and $500 million aggregate principal amount of 5.0% senior notes due 2020.  The private offerings will be made to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act.

The closing of the company’s private notes offerings is expected to occur on June 17, 2010, subject to customary closing conditions.  The notes will be guaranteed on a senior basis.

The notes and the guarantee thereof have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act and any applicable state securities laws.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful.  Any offers of the notes will be made only by means of an offering memorandum.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

This press release contains forward-looking statements regarding Genzyme’s expected proceeds from the offerings, completion of the offerings and the company’s intended use of the net proceeds.  These statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among others, market conditions for corporate debt generally, for the securities of biotechnology companies and for Genzyme’s indebtedness in particular and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2010 and in Genzyme’s other filings it makes with the SEC.  Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of today’s date and Genzyme undertakes no obligation to update or revise them to reflect subsequently occurring events or circumstances.